NEWS RELEASE
WESCO International, Inc. / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco International Reports Third Quarter 2023 Results
•Net sales of $5.6 billion, up 4% YOY
–Organic sales growth of 3% YOY
•Operating profit of $381 million; operating margin of 6.7%
–Adjusted EBITDA of $457 million; adjusted EBITDA margin of 8.1%, up 40 basis points sequentially
–Gross margin of 21.6%, flat sequentially
•Earnings per diluted share of $4.20
–Adjusted earnings per diluted share of $4.49, flat YOY
•Operating cash flow of $362 million
–Free cash flow of $357 million; 143% of adjusted net income
•Leverage of 2.7x; at lowest level since the Anixter merger in June of 2020 and below the midpoint of target range
PITTSBURGH, November 2, 2023 /PR Newswire/ -- Wesco International (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the third quarter of 2023.
“We generated very strong free cash flow of $357 million, or 143% of adjusted net income, in the third quarter highlighting the strength of our B2B distribution business model. Over the past two years, global supply chain constraints required us to invest in inventory to service our customers. With supply chains healing, we are focused on reducing our inventory and returning to strong and consistent free cash flow generation. We saw this in the third quarter as we again reduced inventories and paid down debt, as well as bought back stock. Our financial leverage now stands at 2.7x, below the mid-point of our target range, and at the lowest level since the Anixter acquisition in June 2020. We expect our strong free cash flow generation to continue, and we remain in an excellent position to use that cash to invest in above market growth and increase return of capital to shareholders” said John Engel, Chairman, President and CEO.
Mr. Engel continued, “Our industry-leading customer value proposition, strong cross-sell execution and continued share gains drove record third quarter sales. Overall results were in line with our expectations with sequential sales improvement in our EES business coupled with continued share capture and higher operating margins in our CSS and UBS businesses. The multi-speed economy has increased the importance of our internal initiatives and continued operational excellence as we drive outperformance versus our end markets. We again exceeded our expectations for cross selling and are raising our sales synergy target from $2.0 billion to $2.2 billion. Our long-term secular growth drivers remain intact and our portfolio mix-shift into higher-growth end markets has driven more consistent financial performance.”
Mr. Engel concluded, “The power of Wesco’s scale, industry-leading positions, and expanded portfolio of products, services and solutions positions us to capture the benefits of enduring secular growth trends as well as anticipated increased infrastructure investments in North America. We remain focused on what we can control as we continue to invest in our digital transformation plan and work to deliver game-changing digital capabilities that benefit our customers and supplier partners. We are confident in delivering our full year outlook of record sales, record EBITDA and record free cash flow. And we remain committed to deliver the financial value-creation objectives presented at our Investor Day including our long-term margin expansion, profit growth and cash generation targets.”
2023 Outlook Update:
Wesco is now expecting reported net sales growth of approximately 5%, near the low-end of the prior range of 5%-7% driven by moderating end market conditions. EBITDA margins are still forecast to be 7.8%-8.0% and adjusted EBITDA at the mid-point of the guidance range remains approximately $1.8 billion. Earnings per share is now forecast to be $15.60-$16.10 versus $15.00-$16.00 previously, primarily due to a lower full-year tax rate. The company's free cash flow outlook is unchanged at $500-$700 million.

The following are results for the three months ended September 30, 2023 compared to the three months ended September 30, 2022:
•Net sales were $5.6 billion for the third quarter of 2023 compared to $5.4 billion for the third quarter of 2022, an increase of 3.6%. Organic sales for the third quarter of 2023 grew by 2.8% as the acquisition of Rahi Systems, which closed in November of 2022, positively impacted reported net sales by 2.4%, while the number of workdays negatively impacted reported net sales by 1.6%. Backlog at the end of the third quarter of 2023 declined by 6% compared to the end of the third quarter of 2022. Sequentially, backlog declined by approximately 7%.
•Cost of goods sold for the third quarter of 2023 was $4.4 billion compared to $4.2 billion for the third quarter of 2022, and gross profit was $1.2 billion for both periods. As a percentage of net sales, gross profit was 21.6% and 22.1% for the third quarter of 2023 and 2022, respectively. The decline in gross profit as a percentage of net sales for the third quarter of 2023 primarily reflects a shift in sales mix and lower supplier volume rebates, partially offset by our continued focus on a strategy of pricing products and services to realize the value that we provide to our customers as a result of our broad portfolio of product and service offerings, global footprint and capabilities (“value-driven pricing”). The impact of supplier volume rebates on gross profit reflects favorable adjustments in the prior year period; the third quarter of 2023 reflects a sequential decrease in supplier volume rebates as a percentage of net sales. Sequentially, gross margin as a percentage of net sales remained flat.
•Selling, general and administrative (“SG&A”) expenses were $796.4 million, or 14.1% of net sales, for the third quarter of 2023, compared to $760.2 million, or 14.0% of net sales, for the third quarter of 2022. SG&A expenses for the third quarter of 2023 and 2022 include merger-related and integration costs of $15.0 million and $13.2 million, respectively. SG&A expenses for the third quarter of 2023 also include $5.6 million of restructuring costs. Adjusted for merger-related and integration costs and restructuring costs, SG&A expenses were $775.8 million, or 13.7% of net sales, for the third quarter of 2023 and $747.0 million, or 13.7% of net sales, for the third quarter of 2022. Adjusted SG&A expenses for the third quarter of 2023 reflect higher salaries and benefits due to wage inflation and increased headcount, including the impact of the Rahi Systems acquisition, partially offset by the impact of headcount reductions taken at the end of the second quarter of 2023. Increased costs to operate our facilities also contributed to higher SG&A expenses. In addition, digital transformation initiatives contributed to higher expenses in the third quarter of 2023, including those related to professional services and consulting fees. These increases were partially offset by the realization of integration cost synergies and a reduction to incentive compensation expense. Sequentially, SG&A expenses, adjusted for merger-related and integration costs and restructuring costs, decreased $35.2 million and, as a percentage of net sales, decreased 40 basis points.
•Depreciation and amortization for the third quarter of 2023 was $45.1 million compared to $42.7 million for the third quarter of 2022, an increase of $2.4 million.
•Operating profit was $380.5 million for the third quarter of 2023 compared to $401.6 million for the third quarter of 2022, a decrease of $21.1 million, or 5.3%. Operating profit as a percentage of net sales was 6.7% for the current quarter compared to 7.4% for the third quarter of the prior year. Adjusted for the merger-related and integration costs, restructuring costs, and accelerated trademark amortization, operating profit was $401.5 million, or 7.1% of net sales, for the third quarter of 2023. Adjusted for merger-related and integration costs and accelerated trademark amortization, operating profit was $415.2 million, or 7.6% of net sales, for the third quarter of 2022. Sequentially, operating profit, adjusted for merger-related and integration costs and accelerated trademark amortization, increased $16.2 million and, as a percentage of net sales, increased 40 basis points.
•Net interest expense for the third quarter of 2023 was $98.5 million compared to $75.1 million for the third quarter of 2022. The increase reflects higher borrowings and an increase in variable interest rates.
•Other non-operating expense for the third quarter of 2023 was $3.7 million compared to $0.7 million for the third quarter of 2022.
•The effective tax rate for the third quarter of 2023 was 15.9% compared to 26.3% for the third quarter of 2022. The effective tax rate for the quarter ended September 30, 2023 was lower than the comparable period due to the favorable tax rate impact from the reversal of the valuation allowance against Brazilian deferred tax assets, larger tax benefits from the exercise and vesting of stock-based awards in the current year period versus prior year, and return to provision adjustments, primarily attributable to increased U.S. foreign tax credit utilization in the current year period.
•Net income attributable to common stockholders was $219.0 million for the third quarter of 2023 compared to $225.2 million for the third quarter of 2022. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $234.4 million for the third quarter of 2023. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $235.1 million for the third quarter of 2022. Adjusted net income attributable to common stockholders decreased 0.3% year-over-year.
•Earnings per diluted share for the third quarter of 2023 was $4.20, based on 52.2 million diluted shares, compared to $4.30 for the third quarter of 2022, based on 52.4 million diluted shares. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the third quarter of 2023 was $4.49. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the third quarter of 2022 was $4.49.

•Operating cash flow for the third quarter of 2023 was an inflow of $361.7 million compared to an outflow of $106.1 million for the third quarter of 2022. Free cash flow for the third quarter of 2023 was $357.1 million, or 143% of adjusted net income. The net cash inflow in the third quarter of 2023 was primarily driven by net income of $234.0 million as well as changes in working capital, including a decrease in trade accounts receivable of $29.5 million, due to the timing of receipts from customers and the sequential decrease in net sales compared to the prior quarter, and a decrease in inventories of $11.2 million.
•Financial leverage ratio was 2.7 as of September 30, 2023, at the lowest level since the Anixter merger in June of 2020, now below the midpoint of the target range.
The following are results for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022:
•Net sales were $16.9 billion for the first nine months of 2023 compared to $15.9 billion for the first nine months of 2022, an increase of 6.6%, reflecting price inflation and volume growth (driven in part by secular demand trends, execution of our cross-sell program, and an improved supply chain). Organic sales for the first nine months of 2023 grew by 5.3% as the acquisition of Rahi Systems positively impacted reported net sales by 2.6%, while fluctuations in foreign exchange rates and the number of workdays negatively impacted reported net sales by 0.8% and 0.5%, respectively.
•Cost of goods sold for the first nine months of 2023 was $13.2 billion compared to $12.4 billion for the first nine months of 2022, and gross profit was $3.7 billion and $3.4 billion, respectively. As a percentage of net sales, gross profit was 21.7% for the first nine months of 2023 and 2022.
•SG&A expenses were $2,445.8 million, or 14.5% of net sales, for the first nine months of 2023, compared to $2,251.1 million, or 14.2% of net sales, for the first nine months of 2022. SG&A expenses for the first nine months of 2023 and 2022 include merger-related and integration costs of $45.4 million and $52.2 million, respectively. SG&A expenses for first nine months of 2023 also include $15.4 million of restructuring costs. Adjusted for merger-related and integration costs and restructuring costs, SG&A expenses were $2,385.0 million, or 14.1% of net sales, for the first nine months of 2023 and $2,198.9 million, or 13.9% of net sales for the first nine months of 2022. The increase in adjusted SG&A expenses for the first nine months of 2023 compared to the first nine months of 2022 reflects the same factors discussed above.
•Depreciation and amortization for the first nine months of 2023 was $136.4 million compared to $135.6 million for the first nine months of 2022, an increase of $0.8 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $1.2 million and $9.4 million of accelerated amortization expense for the first nine months of 2023 and 2022, respectively.
•Operating profit was $1,090.7 million for the first nine months of 2023 compared to $1,056.3 million for the first nine months of 2022, an increase of $34.4 million, or 3.3%. Operating profit as a percentage of net sales was 6.4% for the current nine-month period compared to 6.7% for the first nine months of the prior year. Adjusted for the merger-related and integration costs, restructuring costs, and accelerated trademark amortization described above, operating profit was $1,152.7 million, or 6.8% of net sales, for the first nine months of 2023. Adjusted for merger-related and integration costs and accelerated trademark amortization, operating profit was $1,117.9 million, or 7.0% of net sales, for the first nine months of 2022.
•Net interest expense for the first nine months of 2023 was $292.3 million compared to $207.1 million for the first nine months of 2022. The increase reflects higher borrowings and an increase in variable interest rates.
•Other non-operating expense for the first nine months of 2023 was $14.6 million compared to $3.0 million for the first nine months of 2022. Net benefits of $0.9 million and $10.5 million associated with the non-service cost components of net periodic pension (benefit) cost were recognized for the nine months ended September 30, 2023 and 2022, respectively. The year-over-year decrease in net periodic pension benefits was due to a decrease in expected return on plan assets and an increase in interest cost. Due to fluctuations in the U.S. dollar against certain foreign currencies, a net foreign currency exchange loss of $14.6 million was recognized for the first nine months of 2023 compared to a net loss of $11.5 million for the first nine months of 2022.
•The effective tax rate for the first nine months of 2023 was 20.4% compared to 24.0% for the first nine months of 2022. The effective tax rate for the first nine months of 2023 was lower than the comparable period due to a larger favorable tax rate impact from the exercise and vesting of stock-based awards, the favorable tax rate impact from the reversal of the valuation allowance against Brazilian deferred tax assets, and return-to-provision adjustments, primarily attributable to increased U.S. foreign tax credit utilization.
•Net income attributable to common stockholders was $580.5 million for the first nine months of 2023 compared to $598.5 million for the first nine months of 2022. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $625.7 million for the first nine months of 2023. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders for the first nine months of 2022 was $643.7 million. Adjusted net income attributable to common stockholders decreased 2.8% year-over-year.

•Earnings per diluted share for the first nine months of 2023 was $11.08, based on 52.4 million diluted shares, compared to $11.42 for the first nine months of 2022, based on 52.4 million diluted shares. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the first nine months of 2023 was $11.94. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the first nine months of 2022 was $12.29. Adjusted earnings per diluted share decreased 2.8% year-over-year.
•Operating cash flow for the first nine months of 2023 was an inflow of $423.9 million compared to an outflow of $410.6 million for the first nine months of 2022. Free cash flow for the first nine months of 2023 was $384.4 million, or 57% of adjusted net income. The net cash inflow in the first nine months of 2023 was primarily driven by net income of $623.6 million and non-cash adjustments to net income totaling $190.1 million, which were primarily comprised of depreciation and amortization, stock-based compensation expense, amortization of debt discount and debt issuance costs, and deferred income taxes. Operating cash flow was negatively impacted by net changes in assets and liabilities of $389.8 million, which were primarily comprised of an increase in trade accounts receivable of $133.4 million and a decrease in accounts payable of $86.5 million due to the timing of receipts from customers and payments to suppliers, respectively. Net operating cash flow was also negatively impacted by $62.7 million from an increase in inventories. Additionally, the payment of management incentive compensation earned in 2022 resulted in a cash outflow in the first nine months of 2023, which was partially offset by the accrual of management incentive compensation earned in the current year.

Segment Results
The Company has operating segments comprising three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
The Company incurs corporate costs primarily related to treasury, tax, information technology, legal and other centralized functions. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are either not allocated to the segments or reviewed on a segment basis. Corporate expenses not directly identifiable with our reportable segments are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.
The following are results by segment for the three months ended September 30, 2023 compared to the three months ended September 30, 2022:
•EES reported net sales of $2,190.7 million for the third quarter of 2023 compared to $2,234.8 million for the third quarter of 2022, a decrease of 2.0%. Organic sales for the third quarter of 2023 declined by 0.2% as fluctuations in foreign exchange rates and the number of workdays negatively impacted reported net sales by 0.2% and 1.6%, respectively. The decrease in organic sales compared to the prior year quarter reflects downturns in the construction and manufactured structures businesses, offset by price inflation and continued positive momentum in our industrial business. In addition, a transfer of certain customer accounts to the CSS segment negatively impacted reported net sales for EES by approximately two percentage points. Adjusted EBITDA was $191.5 million for the third quarter of 2023, or 8.7% of net sales, compared to $225.8 million for the third quarter of 2022, or 10.1% of net sales. Adjusted EBITDA decreased $34.3 million, or 15.2% year-over-year, primarily due to the decline in sales, a shift in sales mix, and an increase in SG&A expenses as a percentage of net sales.
•CSS reported net sales of $1,778.0 million for the third quarter of 2023 compared to $1,602.4 million for the third quarter of 2022, an increase of 11.0%. Organic sales for the third quarter of 2023 grew by 4.1% as the acquisition of Rahi Systems in the fourth quarter of 2022 and fluctuations in foreign exchange rates positively impacted reported net sales by 8.2% and 0.3%, respectively, while the number of workdays negatively impacted reported net sales by 1.6%. The increase in organic sales compared to the prior year quarter reflects price inflation and market growth. The transfer of certain customer accounts from the EES segment also positively impacted organic net sales for CSS by approximately 3%. Adjusted EBITDA was $175.5 million for the third quarter of 2023, or 9.9% of net sales, compared to $156.4 million for the third quarter of 2022, or 9.8% of net sales. Adjusted EBITDA increased $19.1 million, or 12.2% year-over-year. The increase is primarily driven by sales growth and lower SG&A expenses as a percentage of net sales primarily due to cost reduction activities and a reduction to incentive compensation expense.
•UBS reported net sales of $1,675.7 million for the third quarter of 2023 compared to $1,608.7 million for the third quarter of 2022, an increase of 4.2%. Organic sales for the third quarter of 2023 grew by 5.8% as the number of workdays negatively impacted reported net sales by 1.6%. The increase in organic sales compared to the prior year quarter reflects price inflation, market growth in the utility business, and expansion in our integrated supply business, partially offset by lower sales in our broadband business. Adjusted EBITDA was $196.4 million for the third quarter of 2023, or 11.7% of net sales, compared to $186.3 million for the third quarter of 2022, or 11.6% of net sales. Adjusted EBITDA increased $10.1 million, or 5.4% year-over-year. The increase is driven by sales growth, gross margin improvement, and lower SG&A expenses as a percentage of net sales primarily due to cost reduction activities and a reduction to incentive compensation expense.

The following are results by segment for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022:
•EES reported net sales of $6,526.1 million for the first nine months of 2023 compared to $6,654.9 million for the first nine months of 2022, a decrease of 1.9%. Organic sales for the first nine months of 2023 declined by 0.5% as fluctuations in foreign exchange rates and the number of workdays negatively impacted reported net sales by 0.9% and 0.5%, respectively. The decrease in organic sales reflects downturns in the construction and manufactured structures businesses, partially offset by continued positive momentum in our industrial business and price inflation. In addition, a transfer of certain customer accounts to the CSS segment negatively impacted organic net sales for EES by approximately two percentage points. Adjusted EBITDA was $563.5 million for the first nine months of 2023, or 8.6% of net sales, compared to $653.6 million for the first nine months of 2022, or 9.8% of net sales. Adjusted EBITDA decreased $90.1 million, or 13.8% year-over-year, primarily due to the decline in sales, a shift in sales mix, and an increase in SG&A expenses.
•CSS reported net sales of $5,360.9 million for the first nine months of 2023 compared to $4,638.6 million for the first nine months of 2022, an increase of 15.6%. Organic sales for the first nine months of 2023 grew by 7.9% as the acquisition of Rahi Systems positively impacted reported net sales by 9.0%, while fluctuations in foreign exchange rates and the number of workdays negatively impacted reported net sales by 0.8% and 0.5%, respectively. The increase in organic sales reflects price inflation, strong growth in our network infrastructure and security solutions businesses, and the benefits of cross selling. The transfer of certain customer accounts from the EES segment also positively impacted organic net sales for CSS by approximately 3%. Adjusted EBITDA was $510.5 million for the first nine months of 2023, or 9.5% of net sales, compared to $429.5 million for the first nine months of 2022, or 9.3% of net sales. Adjusted EBITDA increased $81.0 million, or 18.9% year-over-year. The increase is primarily driven by sales growth and gross margin improvement.
•UBS reported net sales of $5,024.8 million for the first nine months of 2023 compared to $4,568.1 million for the first nine months of 2022, an increase of 10.0%. Organic sales for the first nine months of 2023 grew by 10.9% as fluctuations in foreign exchange rates and the number of workdays negatively impacted reported net sales by 0.4% and 0.5%, respectively. The increase in organic sales reflects price inflation, market growth in the utility business, expansion in our integrated supply business, and the benefits of cross selling, partially offset by lower sales in our broadband business, particularly in Canada. Adjusted EBITDA was $572.7 million for the first nine months of 2023, or 11.4% of net sales, compared to $491.7 million for the first nine months of 2022, or 10.8% of net sales. Adjusted EBITDA increased $81.0 million, or 16.5% year-over-year. The increase is driven by sales growth and gross margin improvement.
Webcast and Teleconference Access
Wesco will conduct a webcast and teleconference to discuss the third quarter of 2023 earnings as described in this News Release on Thursday, November 2, 2023, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at https://investors.wesco.com. The call will be archived on this internet site for seven days.
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $21 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 20,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding business strategy, growth strategy, competitive strengths, productivity and profitability enhancement, competition, new product and service introductions, and liquidity and capital resources, as well as statements regarding the expected benefits and costs of the transaction between Wesco and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives and expectations. Such statements can generally be identified by the use of words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," and similar words, phrases or expressions or future or conditional verbs such as "could," "may," "should," "will," and "would," although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and beliefs of Wesco's management, as well as assumptions made by, and information currently available to, Wesco's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco's and Wesco's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Important factors that could cause actual results or events to differ materially from those presented or implied in the forward-looking statements include, among others, the failure to achieve the expected benefits of the transaction between Wesco and Anixter International Inc. or the anticipated benefits of Wesco's acquisition of Rahi Systems Holdings, Inc. in the expected timeframe or at all, unexpected costs or problems that may arise in successfully integrating the businesses of the companies, the impact of increased interest rates or borrowing costs, failure to adequately protect Wesco's intellectual property or successfully defend against infringement claims, failure to execute Wesco's environmental, social and governance (ESG) programs as planned, disruption of information technology systems or operations, natural disasters (including as a result of climate change), health epidemics, pandemics and other outbreaks (such as the ongoing COVID-19 pandemic, including any resurgences or new variants), supply chain disruptions, geopolitical issues, including the impact of the evolving conflicts in the Middle East and Ukraine, the impact of sanctions imposed on, or other actions taken by the U.S. or other countries against, Russia or China, the increased risk of cyber incidents and exacerbation of key materials shortages, inflationary cost pressures, material cost increases, demand volatility, and logistics and capacity constraints, which may have a material adverse effect on the combined company's business, results of operations and financial condition. All such factors are difficult to predict and are beyond the company's control. Additional factors that could cause results to differ materially from those described above can be found in Wesco's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Wesco's other reports filed with the U.S. Securities and Exchange Commission.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Senior Director, Corporate Communications 717-579-6603
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2023		September 30, 2022
Net sales	$5,644.4		$5,445.9
Cost of goods sold (excluding depreciation and amortization)	4,422.4	78.4%	4,241.4	77.9%
Selling, general and administrative expenses	796.4	14.1%	760.2	14.0%
Depreciation and amortization	45.1		42.7
Income from operations	380.5	6.7%	401.6	7.4%
Interest expense, net	98.5		75.1
Other expense, net	3.7		0.7
Income before income taxes	278.3	4.9%	325.8	6.0%
Provision for income taxes	44.3		85.6
Net income	234.0	4.1%	240.2	4.4%
Net income attributable to noncontrolling interests	0.6		0.6
Net income attributable to WESCO International, Inc.	233.4	4.1%	239.6	4.4%
Preferred stock dividends	14.4		14.4
Net income attributable to common stockholders	$219.0	3.9%	$225.2	4.1%

Earnings per diluted share attributable to common stockholders	$4.20		$4.30
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share	52.2		52.4

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Nine Months Ended
	September 30, 2023		September 30, 2022
Net sales	$16,911.8		$15,861.6
Cost of goods sold (excluding depreciation and amortization)	13,238.9	78.3%	12,418.6	78.3%
Selling, general and administrative expenses	2,445.8	14.5%	2,251.1	14.2%
Depreciation and amortization	136.4		135.6
Income from operations	1,090.7	6.4%	1,056.3	6.7%
Interest expense, net	292.3		207.1
Other expense, net	14.6		3.0
Income before income taxes	783.8	4.6%	846.2	5.3%
Provision for income taxes	160.2		203.2
Net income	623.6	3.7%	643.0	4.1%
Net income attributable to noncontrolling interests	—		1.4
Net income attributable to WESCO International, Inc.	623.6	3.7%	641.6	4.0%
Preferred stock dividends	43.1		43.1
Net income attributable to common stockholders	$580.5	3.4%	$598.5	3.8%

Earnings per diluted share attributable to common stockholders	$11.08		$11.42
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share	52.4		52.4

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	As of
	September 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$631.4	$527.3
Trade accounts receivable, net	3,795.0	3,662.7
Inventories	3,541.4	3,498.8
Other current assets	643.6	641.7
Total current assets	8,611.4	8,330.5

Goodwill and intangible assets	5,112.6	5,184.3
Other assets	1,444.6	1,296.9
Total assets	$15,168.6	$14,811.7

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,650.0	$2,728.2
Short-term debt and current portion of long-term debt, net	14.7	70.5
Other current liabilities	988.9	1,018.6
Total current liabilities	3,653.6	3,817.3

Long-term debt, net	5,378.3	5,346.0
Other noncurrent liabilities	1,254.2	1,198.8
Total liabilities	10,286.1	10,362.1

Stockholders' Equity
Total stockholders' equity	4,882.5	4,449.6
Total liabilities and stockholders' equity	$15,168.6	$14,811.7

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Nine Months Ended
	September 30, 2023	September 30, 2022
Operating Activities:
Net income	$623.6	$643.0
Add back (deduct):
Depreciation and amortization	136.4	135.6
Deferred income taxes	6.5	7.2
Change in trade receivables, net	(133.4)	(737.6)
Change in inventories	(62.7)	(886.3)
Change in accounts payable	(86.5)	479.6
Other, net	(60.0)	(52.1)
Net cash provided by (used in) operating activities	423.9	(410.6)

Investing Activities:
Capital expenditures	(63.6)	(59.4)
Other, net	2.4	2.2
Net cash used in investing activities	(61.2)	(57.2)

Financing Activities:
Debt borrowings, net(1)	(41.0)	549.3
Payments for taxes related to net-share settlement of equity awards	(68.0)	(25.0)
Repurchases of common stock	(50.0)	—
Payment of common stock dividends	(57.6)	—
Payment of preferred stock dividends	(43.1)	(43.1)
Other, net	6.3	(4.0)
Net cash (used in) provided by financing activities	(253.4)	477.2

Effect of exchange rate changes on cash and cash equivalents	(5.2)	12.1

Net change in cash and cash equivalents	104.1	21.5
Cash and cash equivalents at the beginning of the period	527.3	212.6
Cash and cash equivalents at the end of the period	$631.4	$234.1
(1)    The nine months ended September 30, 2023 includes the repayment of the Company's $58.6 million aggregate principal amount of 5.50% Anixter Senior Notes due 2023 (the “Anixter 2023 Senior Notes”). The repayment of the Anixter 2023 Senior Notes was funded with borrowings under the Company's revolving credit facility.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted operating margin, adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of our financial condition and results of operations on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related and integration costs, restructuring costs, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

Organic Sales Growth by Segment - Three Months Ended:

	Three Months Ended		Growth/(Decline)
	September 30, 2023	September 30, 2022	Reported	Acquisition	Foreign Exchange	Workday	Organic Sales

EES	$2,190.7	$2,234.8	(2.0)%	—%	(0.2)%	(1.6)%	(0.2)%
CSS	1,778.0	1,602.4	11.0%	8.2%	0.3%	(1.6)%	4.1%
UBS	1,675.7	1,608.7	4.2%	—%	—%	(1.6)%	5.8%
Total net sales	$5,644.4	$5,445.9	3.6%	2.4%	—%	(1.6)%	2.8%

Organic Sales Growth by Segment - Nine Months Ended:

	Nine Months Ended		Growth/(Decline)
	September 30, 2023	September 30, 2022	Reported	Acquisition	Foreign Exchange	Workday	Organic Sales

EES	$6,526.1	$6,654.9	(1.9)%	—%	(0.9)%	(0.5)%	(0.5)%
CSS	5,360.9	4,638.6	15.6%	9.0%	(0.8)%	(0.5)%	7.9%
UBS	5,024.8	4,568.1	10.0%	—%	(0.4)%	(0.5)%	10.9%
Total net sales	$16,911.8	$15,861.6	6.6%	2.6%	(0.8)%	(0.5)%	5.3%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, fluctuations in foreign exchange rates and number of workdays from the reported percentage change in consolidated net sales. Workday impact represents the change in the number of operating days period-over-period after adjusting for weekends and public holidays in the United States; the third quarter and first nine months of 2023 had one less workday compared to the third quarter and first nine months of 2022.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
Gross Profit:	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Net sales	$5,644.4	$5,445.9	$16,911.8	$15,861.6
Cost of goods sold (excluding depreciation and amortization)	4,422.4	4,241.4	13,238.9	12,418.6
Gross profit	$1,222.0	$1,204.5	$3,672.9	$3,443.0
Gross margin	21.6%	22.1%	21.7%	21.7%

Three Months Ended
Gross Profit:	June 30, 2023

Net sales	$5,745.5
Cost of goods sold (excluding depreciation and amortization)	4,503.1
Gross profit	$1,242.4
Gross margin	21.6%
Note: Gross profit is a financial measure commonly used in the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Adjusted SG&A Expenses:
Selling, general and administrative expenses	$796.4	$760.2	$2,445.8	$2,251.1
Merger-related and integration costs(1)	(15.0)	(13.2)	(45.4)	(52.2)
Restructuring costs(2)	(5.6)	—	(15.4)	—
Adjusted selling, general and administrative expenses	$775.8	$747.0	$2,385.0	$2,198.9
Percentage of net sales	13.7%	13.7%	14.1%	13.9%

Adjusted Income from Operations:
Income from operations	$380.5	$401.6	$1,090.7	$1,056.3
Merger-related and integration costs(1)	15.0	13.2	45.4	52.2
Restructuring costs(2)	5.6	—	15.4	—
Accelerated trademark amortization(3)	0.4	0.4	1.2	9.4
Adjusted income from operations	$401.5	$415.2	$1,152.7	$1,117.9
Adjusted income from operations margin %	7.1%	7.6%	6.8%	7.0%

Adjusted Provision for Income Taxes:
Provision for income taxes	$44.3	$85.6	$160.2	$203.2
Income tax effect of adjustments to income from operations(4)	5.6	3.7	16.8	16.4
Adjusted provision for income taxes	$49.9	$89.3	$177.0	$219.6
(1)    Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.
(2) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(3) Accelerated trademark amortization represents additional amortization expense resulting from changes in the estimated useful lives of certain legacy trademarks that are migrating to our master brand architecture.
(4) The adjustments to income from operations have been tax effected at a rate of approximately 27% for the three and nine months ended September 30, 2023 and 2022.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

Three Months Ended
June 30, 2023
Adjusted SG&A Expenses:
Selling, general and administrative expenses	$831.7
Merger-related and integration costs(1)	(10.9)
Restructuring costs(2)	(9.8)
Adjusted selling, general and administrative expenses	$811.0
Percentage of net sales	14.1%

Adjusted Income from Operations:
Income from operations	$363.8
Merger-related and integration costs(1)	10.9
Restructuring costs(2)	9.8
Accelerated trademark amortization(3)	0.8
Adjusted income from operations	$385.3
Adjusted income from operations margin %	6.7%
(1)    Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.
(2) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(3) Accelerated trademark amortization represents additional amortization expense resulting from changes in the estimated useful lives of certain legacy trademarks that are migrating to our master brand architecture.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
Adjusted Earnings per Diluted Share:	September 30, 2023	September 30, 2022(1)	September 30, 2023	September 30, 2022(1)

Adjusted income from operations	$401.5	$415.2	$1,152.7	$1,117.9
Interest expense, net	98.5	75.1	292.3	207.1
Other expense, net	3.7	0.7	14.6	3.0
Adjusted income before income taxes	299.3	339.4	845.8	907.8
Adjusted provision for income taxes	49.9	89.3	177.0	219.6
Adjusted net income	249.4	250.1	668.8	688.2
Net income attributable to noncontrolling interests	0.6	0.6	—	1.4
Adjusted net income attributable to WESCO International, Inc.	248.8	249.5	668.8	686.8
Preferred stock dividends	14.4	14.4	43.1	43.1
Adjusted net income attributable to common stockholders	$234.4	$235.1	$625.7	$643.7

Diluted shares	52.2	52.4	52.4	52.4
Adjusted earnings per diluted share	$4.49	$4.49	$11.94	$12.29
(1)    Basic and diluted earnings per share for the three and nine months ended September 30, 2022 were previously calculated and reported based on amounts as presented in thousands. As such, certain prior year amounts may not foot or recalculate based on the amounts as presented in millions in the current year presentation.
Note: For the three and nine months ended September 30, 2023, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, restructuring costs, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. For the three and nine months ended September 30, 2022, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$177.9	$146.0	$188.7	$(293.6)	$219.0
Net income (loss) attributable to noncontrolling interests	—	0.7	—	(0.1)	0.6
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	44.3	44.3
Interest expense, net(1)	—	—	—	98.5	98.5
Depreciation and amortization	10.9	18.0	6.3	9.9	45.1
EBITDA	$188.8	$164.7	$195.0	$(126.6)	$421.9
Other expense (income), net	1.7	9.7	0.6	(8.3)	3.7
Stock-based compensation expense	1.0	1.1	0.8	7.9	10.8
Merger-related and integration costs(2)	—	—	—	15.0	15.0
Restructuring costs(3)	—	—	—	5.6	5.6
Adjusted EBITDA	$191.5	$175.5	$196.4	$(106.4)	$457.0
Adjusted EBITDA margin %	8.7%	9.9%	11.7%		8.1%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

(3) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.

	Three Months Ended September 30, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$214.1	$138.7	$180.4	$(308.0)	$225.2
Net income attributable to noncontrolling interests	0.2	—	—	0.4	0.6
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	85.6	85.6
Interest expense, net(1)	—	—	—	75.1	75.1
Depreciation and amortization	9.6	15.9	5.9	11.3	42.7
EBITDA	$223.9	$154.6	$186.3	$(121.2)	$443.6
Other (income) expense, net	(1.1)	0.3	(1.1)	2.6	0.7
Stock-based compensation expense(2)	3.0	1.5	1.1	2.8	8.4
Merger-related and integration costs(3)	—	—	—	13.2	13.2
Adjusted EBITDA	$225.8	$156.4	$186.3	$(102.6)	$465.9
Adjusted EBITDA margin %	10.1%	9.8%	11.6%		8.6%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended September 30, 2022 excludes $1.3 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and restructuring costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$167.0	$132.2	$183.1	$(303.6)	$178.7
Net (loss) income attributable to noncontrolling interests	(0.7)	0.1	—	(0.1)	(0.7)
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	71.8	71.8
Interest expense, net(1)	—	—	—	98.8	98.8
Depreciation and amortization	11.5	17.9	6.4	11.1	46.9
EBITDA	$177.8	$150.2	$189.5	$(107.6)	$409.9
Other expense (income), net	9.8	27.7	(1.7)	(35.0)	0.8
Stock-based compensation expense(2)	1.4	1.6	0.8	7.1	10.9
Merger-related and integration costs(3)	—	—	—	10.9	10.9
Restructuring costs(4)	—	—	—	9.8	9.8
Adjusted EBITDA	$189.0	$179.5	$188.6	$(114.8)	$442.3
Adjusted EBITDA margin %	8.6%	9.7%	11.1%		7.7%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended June 30, 2023 excludes $1.3 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

(4) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and restructuring costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$516.2	$413.6	$552.1	$(901.4)	$580.5
Net (loss) income attributable to noncontrolling interests	(0.8)	1.0	—	(0.2)	—
Preferred stock dividends	—	—	—	43.1	43.1
Provision for income taxes(1)	—	—	—	160.2	160.2
Interest expense, net(1)	—	—	—	292.3	292.3
Depreciation and amortization	32.3	53.9	18.7	31.5	136.4
EBITDA	$547.7	$468.5	$570.8	$(374.5)	$1,212.5
Other expense (income), net	12.0	38.2	(0.5)	(35.1)	14.6
Stock-based compensation expense(2)	3.8	3.8	2.4	22.1	32.1
Merger-related and integration costs(3)	—	—	—	45.4	45.4
Restructuring costs(4)	—	—	—	15.4	15.4
Adjusted EBITDA	$563.5	$510.5	$572.7	$(326.7)	$1,320.0
Adjusted EBITDA margin %	8.6%	9.5%	11.4%		7.8%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the nine months ended September 30, 2023 excludes $2.6 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

(4) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.

	Nine Months Ended September 30, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$615.5	$373.1	$472.1	$(862.2)	$598.5
Net income attributable to noncontrolling interests	0.6	—	—	0.8	1.4
Preferred stock dividends	—	—	—	43.1	43.1
Provision for income taxes(1)	—	—	—	203.2	203.2
Interest expense, net(1)	—	—	—	207.1	207.1
Depreciation and amortization	32.8	51.9	17.4	33.5	135.6
EBITDA	$648.9	$425.0	$489.5	$(374.5)	$1,188.9
Other (income) expense, net	(2.6)	0.7	(0.5)	5.4	3.0
Stock-based compensation expense(2)	7.3	3.8	2.7	16.6	30.4
Merger-related and integration costs(3)	—	—	—	52.2	52.2
Adjusted EBITDA	$653.6	$429.5	$491.7	$(300.3)	$1,274.5
Adjusted EBITDA margin %	9.8%	9.3%	10.8%		8.0%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the nine months ended September 30, 2022 excludes $4.1 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and restructuring costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	September 30, 2023	December 31, 2022

Net income attributable to common stockholders	$785.0	$803.1
Net income attributable to noncontrolling interests	0.2	1.7
Preferred stock dividends	57.4	57.4
Provision for income taxes	231.6	274.5
Interest expense, net	379.5	294.4
Depreciation and amortization	179.9	179.0
EBITDA	$1,633.6	$1,610.1
Other expense, net	18.6	7.0
Stock-based compensation expense	42.7	41.0
Merger-related and integration costs(1)	60.7	67.5
Restructuring costs(2)	15.4	—
Adjusted EBITDA	$1,771.0	$1,725.6

	As of
	September 30, 2023	December 31, 2022
Short-term debt and current portion of long-term debt, net	$14.7	$70.5
Long-term debt, net	5,378.3	5,346.0
Debt discount and debt issuance costs(3)	46.8	57.9
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(3)	(0.1)	(0.3)
Total debt	5,439.7	5,474.1
Less: Cash and cash equivalents	631.4	527.3
Total debt, net of cash	$4,808.3	$4,946.8

Financial leverage ratio	2.7	2.9
(1)    Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.
(2)    Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(3)    Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage is a non-GAAP measure of the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and restructuring costs.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
Free Cash Flow:	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Cash flow provided by (used in) operations	$361.7	$(106.1)	$423.9	$(410.6)
Less: Capital expenditures	(19.3)	(27.7)	(63.6)	(59.4)
Add: Merger-related, integration and restructuring cash costs	14.7	6.2	24.1	49.5
Free cash flow	$357.1	$(127.6)	$384.4	$(420.5)
Percentage of adjusted net income	143%	(51)%	57%	(61)%
Note: Free cash flow is a non-GAAP financial measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and nine months ended September 30, 2023 and 2022, the Company paid for certain costs to integrate the acquired Anixter business as well as certain restructuring costs. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods. Our calculation of free cash flow may not be comparable to similar measures used by other companies.